 FORM 4
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
[x] Check box if no longer                              WASHINGTON, D.C. 20549                                   OMB APPROVAL
    subject to Section 16. Form                                                                          OMB Number:     3235-0287
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires: September 30, 1998
    continue. See Instruction 1(b).                                                                      Estimated average burden
                                                                                                         hours per response.....0.5

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person   |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Stone, Steven M.                         |Rock Financial Corporation (ROCK)                |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
26010 Hersheyvale,                       |   Reporting Person,   |                         |      xx   Other (specify below)
                                         |   if an Entity        |   May 1999              |     -----
                                         |   (Voluntary)         |                         |    less than 10% shareholder
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
 Franklin, MI 48025                      |                       |     (Month/Year)        | x   Form Filed by One Reporting Person
                                         |                       |                         | --
-----------------------------------------|                       |                         |     Form Filed by More than One
(City)          (State)          (Zip)   |                       |                         |     Reporting Person
                                         |                       |                         | --
------------------------------------------------------------------------------------------------------------------------------------
                                         |    TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                     |2.Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                            |  Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                         |             |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                         |             |               |                          | Owned at End| Direct  | Bene-
                                         |             |---------------|--------------------------| of Month    | (D) or  | ficial
                                         |             |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                         |(Month/Day/  |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                         | Year)       |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
See Attachment to page 1 of SEC Form 4   |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE                  (Over)
                                                                 COLLECTION OF INFORMATION CONTAINED IN THIS         SEC 1474 (7-97)
                                                                 FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                                                                 DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                            Attachment to Page 1 of
                                   SEC FORM 4

----------------------------------------------------------------------------------------------------------------------------------
       1            |      2     |     3      |                   4                      |     5      |      6        |    7     |
Title of Security   | Transaction|Transaction |Securities Acquired (A) or Disposed of (D)|Amount of   |Ownership      |Nature of |
                    | Date       |   Code     |                                          |Securities  |Form: Direct   |Indirect  |
                    |            |            |                                          |Beneficial  |(D) or Indirect|Beneficial|
                    |            |            |                                          |Owned at End|(I)            |Ownership |
                    |            |            |                                          |of Month    |               |          |
                    |            |            |                                          |            |               |          |
                    |            |            |                                          |            |               |          |
                    |            |            |                                          |            |               |          |
                    |            |            |                                          |            |               |          |
                    |            | Code  |  V | Amount |(A) or (D) |    Price            |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/3/99   |  S    |    |  5,900 |    D      |    $24.500          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/3/99   |  S    |    |    100 |    D      |    $24.625          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/3/99   |  S    |    |  4,400 |    D      |    $24.750          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/3/99   |  S    |    |    100 |    D      |    $24.813          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/3/99   |  S    |    |  1,000 |    D      |    $24.875          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/3/99   |  S    |    |  2,000 |    D      |    $25.000          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/3/99   |  S    |    |    200 |    D      |    $25.500          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/4/99   |  S    |    |  1,000 |    D      |    $22.000          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/4/99   |  S    |    |  7,000 |    D      |    $22.250          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/4/99   |  S    |    |    200 |    D      |    $22.688          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/4/99   |  S    |    |  2,500 |    D      |    $22.750          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/4/99   |  S    |    |    900 |    D      |    $23.000          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/4/99   |  S    |    |  1,000 |    D      |    $23.063          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/4/99   |  S    |    |    100 |    D      |    $23.125          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/4/99   |  S    |    |    500 |    D      |    $23.500          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/4/99   |  S    |    |    500 |    D      |    $24.500          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/5/99   |  S    |    |  1,000 |    D      |    $21.563          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/5/99   |  S    |    |  1,000 |    D      |    $21.750          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/5/99   |  S    |    |  1,000 |    D      |    $22.000          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/5/99   |  S    |    |  1,500 |    D      |    $22.188          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/5/99   |  S    |    |  2,300 |    D      |    $22.250          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/5/99   |  S    |    |    700 |    D      |    $22.375          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/5/99   |  S    |    |    500 |    D      |    $22.500          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/5/99   |  S    |    |  2,000 |    D      |    $22.750          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/5/99   |  S    |    |  1,000 |    D      |    $23.000          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/6/99   |  S    |    |    200 |    D      |    $22.063          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/6/99   |  S    |    |    700 |    D      |    $22.250          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/6/99   |  S    |    |    300 |    D      |    $22.375          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/6/99   |  S    |    |  1,200 |    D      |    $22.500          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/6/99   |  S    |    |    500 |    D      |    $24.000          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/7/99   |  S    |    |  5,000 |    D      |    $21.000          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/7/99   |  S    |    |    300 |    D      |    $21.250          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/7/99   |  S    |    |  1,000 |    D      |    $21.500          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/10/99  |  S    |    |  1,100 |    D      |    $20.750          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/10/99  |  S    |    |    900 |    D      |    $20.875          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/10/99  |  S    |    |  1,100 |    D      |    $21.000          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/11/99  |  S    |    |    500 |    D      |    $21.563          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/11/99  |  S    |    |  1,500 |    D      |    $21.625          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/11/99  |  S    |    |  1,800 |    D      |    $22.000          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/11/99  |  S    |    |  1,000 |    D      |    $22.063          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/11/99  |  S    |    |    500 |    D      |    $22.250          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/11/99  |  S    |    |    500 |    D      |    $22.500          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/11/99  |  S    |    |    300 |    D      |    $23.500          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/12/99  |  S    |    |    500 |    D      |    $18.750          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/12/99  |  S    |    |  9,000 |    D      |    $19.000          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/13/99  |  S    |    |  1,000 |    D      |    $19.500          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/13/99  |  S    |    |  2,000 |    D      |    $20.000          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/13/99  |  S    |    |  1,400 |    D      |    $20.125          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/13/99  |  S    |    |    100 |    D      |    $20.188          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/13/99  |  S    |    |  5,000 |    D      |    $20.250          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/13/99  |  S    |    |  1,000 |    D      |    $20.313          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/13/99  |  S    |    |  1,500 |    D      |    $20.375          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/13/99  |  S    |    |  2,000 |    D      |    $20.500          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/13/99  |  S    |    |    500 |    D      |    $20.625          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/14/99  |  S    |    |  1,000 |    D      |    $18.938          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/14/99  |  S    |    |  6,000 |    D      |    $19.000          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/14/99  |  S    |    | 11,000 |    D      |    $19.250          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/14/99  |  S    |    |  1,500 |    D      |    $19.313          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/19/99  |  S    |    |    200 |    D      |    $18.375          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/19/99  |  S    |    |    500 |    D      |    $18.500          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/19/99  |  S    |    |  1,000 |    D      |    $18.625          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/19/99  |  S    |    |  5,000 |    D      |    $18.750          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/19/99  |  S    |    |    100 |    D      |    $19.000          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/20/99  |  S    |    |    550 |    D      |    $18.625          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/20/99  |  S    |    |    600 |    D      |    $18.688          |            |               |          |
----------------------------------------------------------------------------------------------------------------------------------
Common Shares       |   5/20/99  |  S    |    |    200 |    D      |    $18.750          |    90,500  |      D        |          |
----------------------------------------------------------------------------------------------------------------------------------

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

                                                                  Steven N. Stone                                     6/07/99
                                                                  ----------------------------------------------      -------
                                                                  ** Signature of Reporting Person                     Date


  ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


                                                                                                             Page 2

                           (Print or Type Responses)